Exhibit 10.1
NOTE REPAYMENT AND STOCK REPURCHASE AGREEMENT
     This Note Repayment and Stock Repurchase Agreement (this “Agreement”), dated as of April 19, 2010 (the “Closing Date”), is entered into by and between Mobility California, Inc., a Delaware corporation (“Seller”), and Mission Technology Group, Inc., a California corporation (“Buyer”).
WITNESSETH:
     WHEREAS, Buyer wishes to repay the outstanding balance due under that certain Secured Promissory Note in the principal amount of $2,500,000 issued by Buyer to Seller on April 16, 2007, as amended by that certain Amendment No. 1 to $2.5 Million Secured Promissory Note on April 11, 2008 (together, the “Promissory Note”); and
     WHEREAS, in exchange for the repayment of the Promissory Note, Seller and Buyer now desire to terminate, (i) the Promissory Note, (ii) that certain Security Agreement between Buyer and Seller dated April 16, 2007 (the “Security Agreement”); and
     WHEREAS, Seller owns of record and beneficially 75,000 shares of the common stock, no par value per share (the “Common Stock”), of Buyer, and Seller desires to sell, and Buyer desires to purchase, all of such shares of Common Stock (the “Shares”) and terminate that certain Stockholders Agreement between Buyer and Seller dated April 16, 2007 (the “Stockholders Agreement; and
     WHEREAS, Seller and Randy Jones, the President and majority shareholder of Buyer, (“Jones”) previously executed, and now desire to terminate, that certain Pledge Agreement dated as of April 16, 2007 (the “Pledge Agreement”);
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:
1. REPAYMENT OF NOTE AND PURCHASE AND SALE OF SHARES
     1.1 Repayment of Promissory Note. On the Closing Date, subject to the closing of Buyer’s Small Business Administration loan that will provide Buyer with proceeds sufficient to pay off the Promissory Note (the “SBA Loan”), Buyer shall repay the total outstanding balance of the Promissory Note in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000.00) by wire transfer of immediately available funds to an account specified in writing by Seller against delivery by Seller of the original Promissory Note, marked “Paid in Full.”
     1.2 Purchase and Sale of Shares. On the Closing Date, subject to the closing of the SBA Loan and Buyer’s repayment of the Note, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer purchases from Seller, the Shares, in exchange for Buyer’s right to receive (a) Fifteen Percent (15%) of the Net Proceeds (as defined below) payable to Buyer upon a Sale of Buyer (as defined below) that occurs at any time on or prior to April 19, 2011; or (b) Seven and One Half Percent (7.5%) of the Net Proceeds payable to Buyer upon a Sale of Buyer that occurs at any time between April 19, 2011 and April 19, 2012. Any Sale of Buyer that occurs subsequent to April 19, 2012 requires no payment to Seller.
     For purposes of this Agreement, a “Sale of Buyer” means, whether effected in one transaction or a series of transactions, any of the following that involves the Buyer or one or more persons formed by or affiliated with the Buyer, including, without limitation, any joint venture (each, a “Buyer Affiliate”) and another party or parties that is not Buyer or a Buyer Affiliate (each, an “Other Party”): (a) any merger, consolidation, reorganization, or other business combination pursuant to which the business of the Buyer is combined with that of an Other Party, as a result of which the shareholders of Buyer immediately prior to such merger, consolidation, reorganization, or other business combination own less than 50% of the surviving entity’s voting power immediately after such transaction, and (b) the acquisition, directly or indirectly, by the Other Party of all or substantially all of the assets of, or more than 50% of the outstanding capital stock of, the Buyer or any Buyer Affiliate by way of a negotiated purchase, lease, license, exchange, joint venture, tender offer, exchange offer or other means, but excluding (i) licenses of intellectual property and sales of products in the ordinary course of business, and (ii) any bankruptcy, assignment for the benefit of creditors, liquidation, dissolution or similar transaction in which the business of Buyer or Buyer Affiliate is intended to be wound up or reorganized for the benefit of creditors.
     For purposes of this Agreement, “Net Proceeds” means an amount equal to the sum of (a) the aggregate value of any securities issued, any other non-cash consideration delivered and any cash consideration paid to Buyer or its shareholders in connection with a Sale of Buyer (including any amounts paid into escrow, to the extent and when disbursed therefrom and including all amounts paid, distributed or issued to holders of options, warrants, stock appreciation rights or similar rights or securities of the Buyer, whether vested or unvested), (b) the amount of all indebtedness of the Buyer that is assumed or acquired, directly or indirectly, by the acquiring person or an affiliate thereof, or retired or defeased in connection with a Sale of Buyer, and (c) the mutually agreed upon present value of any absolute and contingent future payment obligations, such as earn-outs, to be paid to the Buyer or its shareholders and arising in connection with a Sale of Buyer. The value of any such securities and any other non-cash consideration delivered or retained in connection with a Sale of Buyer shall be determined as follows: (i) the value of securities for which there are quotations available in the public markets shall be determined using the greater of the closing market price on the last trading day prior to the closing of such Sale of Buyer and the implied per share (or other unit) price determined by the exchange ratio mechanism in the definitive merger or other purchase and sale agreement relating to such Sale of Buyer, (ii) the value of securities or other non-cash consideration for which there are not quotations available in the public markets shall be the fair market value thereof as of the closing of such Sale of Buyer, as determined in good faith by Buyer and Seller upon such closing, and (iii) the value of options, warrants, stock appreciation rights and similar rights or securities shall be determined using the treasury stock method based on the value of the underlying securities as determined pursuant to clause (i) above (in the case of underlying securities for which there are quotations available in the public markets) or clause (ii) above (in the case of all other underlying securities).
     1.3 Termination of Agreements. On the Closing Date, subject to the closing of the SBA Loan and Buyer’s repayment of the Note, each of the Promissory Note, Security Agreement and Stockholders Agreement shall be terminated and have no further force and effect, except that Seller’s confidentiality obligations under the Stockholders Agreement shall survive such termination. Except as provided in this Agreement, all of Buyer’s obligations to Seller and Seller’s obligations to Buyer under the Promissory Note, Security Agreemen and Stockholders Agreement are hereby released and discharged in full. On the Closing Date, subject to the closing of the SBA Loan and Buyer’s repayment of the Note, Seller shall surrender to Buyer for cancellation and mark “Paid in Full” the original Promissory Note, and Seller shall deliver to Buyer all certificates representing the Shares and duly endorsed stock powers or assignments separate from certificate transferring all Shares to Buyer.
     1.4 Termination of Pledge Agreement. On the Closing Date, subject to the closing of the SBA Loan and Buyer’s repayment of the Note, Jones and Seller hereby agree to terminate the Pledge Agreement, which shall have no further force and effect. Except as provided in this Agreement, all of Jones obligations to Seller and Seller’s obligations to Jones under the Pledge Agreement are hereby released and discharged in full.
2. REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:
     (a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted.
     (b) Seller has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefore may be brought.
     (c) No filing with, and no permit, authorization, consent, or approval of, any foreign or domestic public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement. The execution and the delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated by this Agreement and the compliance by Seller with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which any of its properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any of its properties or assets.
     (d) Seller is the sole legal and beneficial owner of the Shares, and Seller has no obligation to any person or entity to sell or vote the Shares. Seller has good and marketable title to the Shares, free and clear of any and all liens, claims, or other encumbrances resulting from the actions of Seller (individually, a “Lien” and collectively, “Liens”), other than those existing under state and federal securities laws generally. The Shares represent Seller’s entire equity interest in Buyer, and from and after the Closing Date, Seller shall have no further rights with respect to the Shares or any right to receive, purchase, invest in or participate in any existing or future equity interest of Buyer or any affiliate of Buyer.
     (e) Neither Seller nor any of its affiliates has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finder’s fees or commissions in connection with the transactions contemplated hereby.
     (f) Seller has had an opportunity to discuss Buyer’s business, management and financial affairs with officers and management of Buyer and has had the opportunity to review Buyer’s operations and facilities in its capacity as a shareholder of Buyer. Seller has also had the opportunity to ask questions of and receive answers from Buyer and its management regarding the terms and conditions of the transactions contemplated by this Agreement.
     2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
     (a) Buyer has fully disclosed all material information relating to Buyer requested by Seller in connection with this Agreement. Buyer is not currently in negotiations with an Other Party concerning a possible Sale of Buyer and Buyer is not aware of any further material information that would be considered important to an investor in making an investment decision regarding the purchase or sale of Buyer’s securities. The most recent financial information provided to Seller is true and correct in all material respects and presents fairly the financial position of the Buyer as of the respective dates thereof.
     (b) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted.
     (c) Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefore may be brought.
     (d) No filing with, and no permit, authorization, consent, or approval of, any foreign or domestic public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. The execution and the delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated by this Agreement and the compliance by Buyer with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer or any of its properties or assets.
     (e) Neither Buyer nor any of its officers or directors, or any of their respective affiliates, has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finder’s fees or commissions in connection with the transactions contemplated hereby.
     (f) To the knowledge of Buyer, neither the Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.
3. COVENANTS OF THE PARTIES
     3.1 Additional Agreements; Best Efforts; Cooperation. Subject to the terms and conditions herein provided, Buyer and Seller each shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions of such party’s obligations hereunder, consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other party in connection with the foregoing.
4. MISCELLANEOUS
     4.1 Expenses. Each party hereto agrees to pay, without right of reimbursement from the other, the costs incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated hereby shall be consummated, including, without limitation, those incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by it in connection with the transactions contemplated hereby.

     4.2 Parties in Interest. This Agreement cannot be assigned, amended or modified except by a written agreement executed by the parties hereto. Any assignment in violation of this Section 4.2 shall be null and void ab initio. This Agreement is binding upon and is for the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto (or their respective successors or permitted assigns), and no person, firm, corporation or association other than the parties hereto or the successors or permitted assigns of any of them shall acquire or have any right under or by virtue of this Agreement, except to the extent that the termination of the Pledge Agreement as provided herein benefits Jones.
     4.3 Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     4.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
     4.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may deliver an executed copy of this Agreement and an executed copy of any document contemplated hereby by facsimile transmission to another party except when the law expressly requires physical delivery, and such delivery shall have the same force and effect as any other delivery of a manually signed copy.
     4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law of public policy, all other terms and provisions will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the fullest extent possible.
     4.7 Entire Agreement; Amendments; Waiver; Severability; Gender. This Agreement hereto sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired. Whenever the context so requires, the masculine shall include the feminine and neuter, and conversely.
     4.8 Buyer’s Investment Representations. Buyer hereby represents that it is acquiring the Shares purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws and that it is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.
     4.9 Negotiated Resolution of Disputes. If any dispute arises (i) out of or relating to this Agreement or any alleged breach thereof, or (ii) with respect to any of the transactions or events contemplated hereby, the party desiring to resolve such dispute shall deliver a dispute notice to the other party. If a party delivers a dispute notice pursuant to this Section, the parties shall meet at least twice within the thirty (30) day period commencing with the date of the dispute notice and in good faith shall attempt to resolve such dispute.
     4.10 Arbitration. If any dispute is not resolved by negotiated resolution pursuant to Section 4.9 above, the unresolved dispute shall be decided by arbitration conducted in Phoenix, Arizona which shall be in accordance with the rules and procedures of JAMS then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relative to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render his decision no later than ninety (90) days after the conclusion of the hearing with the arbitrator.
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     EXECUTED by the respective parties, each duly authorized as of the date first above written.

MOBILITY CALIFORNIA, INC.			RANDY JONES, an individual, solely with respect to Section 1.4 of this Agreement

By:	/s/ Darryl S. Baker

	Name:	Darryl S. Baker
	Title:	Vice President & Chief Financial Officer	/s/ Randy Jones

MISSION TECHNOLOGY GROUP, INC.
By:	/s/ Randy Jones
	Name:	Randy Jones
	Title:	President